Exhibit 99.1

For More Information Contact:

Chris Sternberg

Vice President, Office of the Chairman

502-261-4934

FOR IMMEDIATE RELEASE

PAPA JOHN’S ANNOUNCES ADDITIONS TO
MANAGEMENT TEAM TO SUPPORT GROWTH

Officers hired to lead International,
Domestic Development and Information Systems

Louisville, Kentucky (January 26, 2005) — Papa John’s International, Inc. (Nasdaq: PZZA) today announced the hiring of three new officers to support its growth plans:  Grant Miller has joined the company as Managing Director, International; Tim O’Hern has rejoined the company as Senior Vice President, Development; and Glenn West has joined the company as Vice President, Information Services and eCommerce.

“With the fundamentals of both our corporate and franchise operations in good shape, we are placing a continuing emphasis on profitable sales and unit growth,” said Bill Van Epps, Papa John’s Chief Operations Officer.  “We are pleased to make these additions to our management team to support our growth.”

International

As Managing Director, International, Grant Miller will be responsible for leading all aspects of the company’s international business, including international operations and new restaurant openings, excluding the United Kingdom.  The company’s United Kingdom operation will continue to be led by Van Epps, to whom Miller will report.

From 1996 to 2001, Miller served as President, International Brand Services for Allied Domecq QSR, responsible for operations, distribution, marketing and restaurant development for more than 3,400 international Baskin-Robbins and Dunkin’ Donuts stores in 65 countries.  From 1993 to 1996, Miller held various other positions at Allied Domecq, including: President, Eastern Division, responsible for overseeing 2,000 units in Asia/Pacific and Africa/Middle East regions; and Vice President, Business Development of Baskin Robbins International, responsible for the company’s international licensing and joint ventures.  For the last three years, Miller consulted with restaurant companies, principally in the operations, development and supply chain areas.

“Grant has a wealth of experience in the international QSR arena,” commented Van Epps.  “I believe he is a great fit to help us ramp up our development overseas, a key growth area for our company.”

Papa John’s ended 2004 with 380 international restaurants in 20 international markets, including 31 net new restaurant openings outside the continental U.S. during 2004.  The company’s current development plans call for 35 to 50 net new international restaurant openings in 2005, with commitments in place for 495 new international openings over the next five years.

Domestic Development

Tim O’Hern returns to Papa John’s as Senior Vice President, Development, responsible for new domestic restaurant openings. O’Hern will report to Papa John’s Chief Operations Officer, Bill Van Epps.

From 1997 to 2002, O’Hern served as Vice President, Development for the company, during which time he oversaw the opening of approximately 1,400 company-owned and franchised Papa John’s restaurants.  O’Hern served as Papa John’s Franchise Director from 1996 to 1997, after joining the company in 1995 as Construction Manager.  Since 1993, O’Hern has been an owner and operator of Capital Pizza, a Papa John’s franchisee operating 15 units in Indiana and Illinois.

“Tim knows what it takes to be successful in our system, as demonstrated by his success as a Papa John’s franchisee and his past success in overseeing development for our company,” Van Epps commented.  “I am confident Tim is the right person to help ensure quality new restaurant openings as we build out the remainder of the U.S.”

Information Systems and eCommerce

Glenn West joins Papa John’s as Vice President, Information Services and eCommerce.  He will report to Papa John’s Chief Financial Officer, David Flanery.

West brings 24 years of restaurant industry systems experience to the company, most recently serving as Vice President of Information Technology Services with Yorkshire Global Restaurants (Long John Silver’s) through 2003.  West will have primary responsibility for all field and corporate information services throughout the Papa John’s domestic and international systems.

“We are excited about Glenn joining our IS team,” said Flanery.  “His substantial systems experience in the restaurant industry will benefit both our corporate and franchise restaurant operators and facilitate our growth moving forward.”

At December 26, 2004, there were 2,829 Papa John’s restaurants (569 company-owned and 2,260 franchised) operating in 49 states and 20 international markets.  Papa John’s also franchises 118 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, visit Papa John’s at http://www.papajohns.com.